Exhibit 4.8

EMPLOYMENT AGREEMENT ADDENDUM dated as of the 23rd day of December, 2021 (the “Addendum Agreement”).

BETWEEN:

CARDIOL THERAPEUTICS INC. (the “Corporation”)

-and-

DAVID ELSLEY (the “Employee”)

(Each a “Party” and together the “Parties”)

WHEREAS the Employee is currently employed by the Corporation and the terms and conditions of his employment are governed by an employment agreement dated January 19, 2017 (the “Employment Agreement”);

AND WHEREAS this Addendum Agreement shall be attached as an appendix to the Employment Agreement;

AND WHEREAS any terms of the Employment Agreement not addressed in this Addendum Agreement shall remain unchanged;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

1.

This Addendum Agreement is subject in all respects to the terms and provisions of the Employment Agreement except to the extent that the terms and provisions of the Employment Agreement are modified by this Addendum Agreement. For greater certainty, all provisions of the Employment Agreement not otherwise modified by the terms of this Addendum Agreement shall be read as provisions applicable to the Employee’s continued employment with the Corporation.

2.	Section 4.1(d) shall be added to the Employment Agreement:

“Effective December 9, 2021, the Market Rate Salary shall be $525,000.00 per annum, payable in accordance with the Company’s regular payroll practices and less statutory deductions.”

3.	Section 7.1(c) is deleted in its entirety and replaced with the following:

“The Executive may resign his employment with the Company at any time upon providing ninety (90) days’ written notice (the “Resignation Notice Period”). In the event the Company does not wish to employ the Executive until the expiry of the Resignation Notice Period, the Company may, at its sole discretion, waive in whole or in part its decision to continue to employ the Executive by providing payment in lieu and continuation of the Executive’s benefits, if any, until the expiry of the Resignation Notice Period.  The Company will also provide the Executive any accrued and outstanding salary and vacation pay.”

4.	Section 7.1(d) is deleted in its entirety replaced with the following:

“The Company may terminate the Executive’s employment for cause, at any time, by providing the Executive only with the minimum notice, or pay in lieu thereof, and severance, if applicable, as prescribed by the ESA. In addition, the Company will continue to pay for and/or provide continuation of all applicable employment benefits for the duration of the notice of termination period if required by the ESA.”

5.	Section 7.1(e) is deleted in its entirety replaced with the following:

“The Company may, in its absolute discretion, terminate this Agreement and the employment of the Executive without cause at any time and for any reason (hereinafter “Terminated Without Cause”) by providing the Executive with written notice of termination or payment in lieu thereof, or any combination thereof for a period of twenty-four (24) months (the “Notice Period”).

The Executive will receive any unpaid annual Base Salary earned up to and including the Termination Date and any expense reimbursement approved up to and including the Termination Date.  The Executive will be entitled to payment of all accrued vacation, calculated as prescribed by the Employment Standards Act, 2000 (Ontario), including, where applicable, any accrual relating to the minimum notice period prescribed by the Employment Standards Act, 2000 (Ontario).  If the Company elects to provide payment in lieu of notice, it shall be based solely upon the following:

(i)annual Base Salary; and

(ii)an additional ten per cent (10%) for loss of fringe benefits.”

6.	Section 7.3 is amended to read as follows:

“Upon termination of the Executive’s employment pursuant to subsections 7.1(a) or (b), the Executive or the Executive’s estate (where applicable) shall only be entitled to: (i) payment of any portion of the Base Salary due and owing up to the Termination Date; (ii) reimbursement of all expenses properly incurred up to the Termination Date; (iii) provision of all benefits up to the Termination Date; and (iv) payment for any accrued but unused vacation pay due and outstanding on the Termination Date.”

7.

This Addendum Agreement and the Employment Agreement contain the entire agreement between the Parties. There are no other agreements, understandings, representations or warranties, collateral, oral or otherwise. The Employee agrees that the Employee has read the entire Addendum Agreement and understands its contents.

8.

The Employee acknowledges and agrees that the Employee had an opportunity to obtain the Employee’s own independent legal with respect to the Addendum Agreement and that the Employee is fully aware of the nature of the Employee’s rights and obligations hereunder.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement this 27th day of December, 2021.

/s/ David Elsley	/s/ Susan Elsley

David Elsley	Witness

By:	/s/ Chris Waddick

CARDIOL THERAPEUTICS INC.